Exhibit 10.18

VIA ELECTRONIC MAIL

February 13, 2024

Dear Jim McPhail,

Sweetgreen, Inc. (the “Company”) made the decision to terminate your employment effective December 31, 2023. This separation agreement (“Agreement”) will confirm the terms of your separation on mutually agreeable terms as set forth below. You and the Company (collectively, the “Parties”) agree that this Agreement represents the full and complete agreement concerning your separation with the Company.

1.Last Day of Employment: Your last day of employment with the Company, and effective date of separation, was December 31, 2023 (“Separation Date”).

2.Consideration: Provided that you timely sign and return this Agreement without revoking it as provided in paragraph 24, the Company will provide you with the following Consideration:

a.Consistent with Section 5 of the Executive Employment Agreement, effective as of October 1, 2021, between you and the Company (the “Executive Employment Agreement”), the Company will pay you a lump sum payment in the gross amount of Four Hundred Twenty Five Thousand Dollars ($425,000), less applicable taxes and withholdings (“Severance Payment”), which is equivalent to:

i.Six (6) months of your current annual base salary in the amount of Two Hundred Twelve Thousand Five Hundred Dollars ($212,500); and

ii.Your full target bonus (50% of base salary) for the 2023 calendar year in the amount of Two Hundred Twelve Thousand Five Hundred Dollars ($212,500).

Provided you timely sign and otherwise comply with this Agreement (including completing the obligations set forth in Sections 6 and 14 of this Agreement), the Company will make the Severance Payment to you on the first available pay period following the expiration of your revocation period.

b.The Company will, to the extent you timely and properly elect COBRA continuation coverage under the Company’s group medical insurance plans in which you participated as of the Separation Date, pay IGOE Administrative Services for your COBRA premium (subject to changes in such plans or coverage that are generally applicable to other employees and to the requirements of such plans and applicable laws) through June 30, 2024 or until you become eligible for coverage under another employer’s plan (whether or not you elect coverage under such plan), whichever occurs first (and you acknowledge and agree you are obligated to inform the Company as soon as you become eligible for coverage under another employer’s plan).

c.Provided that you execute this Agreement and does not revoke it in accordance with Paragraph 24, the Company shall extend the time for you to exercise your vested stock options until the earlier of (a) February 28, 2025 and (b) the expiration date of the corresponding stock option. You agree and acknowledges there may be tax implications to your vested stock options that results from this extension and the Company recommends that you consult with a tax expert regarding said tax consequences.

3.Withholding on Payments: Taxes, applicable withholding and authorized or required deductions will be deducted from all payments to you.

4.Employee Benefits: With the exception of Company-paid medical/hospitalization/ dental/vision insurance, any employee benefits, including but not limited to short-term disability insurance coverage, workers’ compensation insurance, fitness reimbursement, telephone reimbursement, and 401(k) plan participation, have terminated effective on your Separation Date. If enrolled, Company-paid medical, hospitalization, dental, and/or vision insurance terminated effective the last day of the month in which your Separation Date occurred.

5.COBRA: Regardless of whether or not you sign this Agreement, you may elect to continue medical, dental and vision insurance coverage at your own expense after your Separation Date, pursuant to a federal law known as COBRA. You will receive under separate cover information and enrollment forms regarding continuing insurance coverage pursuant to COBRA. Additionally, you may have other options available to you when you lose group health plan coverage, such as through the Health Insurance Marketplace, through a spouse’s plan or under Medicare. You are responsible for your selection of health insurance coverage following your Separation Date, and the Company has no obligation or liability with respect to such coverage.

6.Reimbursement of Business Expenses: You agree to submit to the Company’s Finance Department, within two weeks after your Separation Date, appropriate documentation of all authorized business expenses incurred in connection with your performance of duties for the Company, and the Company will reimburse you in accordance with Company policy.

7.Equity Awards: Except as provided in paragraph 2c above, your stock options and restricted stock units will continue to be governed by the terms of the Company’s applicable equity incentive plan(s) and any corresponding equity grant agreement(s) that you may have entered into the with Company. Any stock options or restricted stock units granted to you by the Company which were not vested as of your Separation Date shall be forfeited. You will have a limited time to exercise vested stock options following your Separation Date, which may be as few as ninety (90) days. Please review the relevant equity incentive plan(s) and grant agreement(s) to confirm the amount of time that you will have to exercise your vested stock options.

8.Acknowledgement: The Parties expressly acknowledge and agree that consistent with Section 6 of the Executive Employment Agreement, you must sign and not revoke this Agreement to receive the Consideration specified in paragraph 2 of this Agreement.

9.Release of Unknown Claims: You hereby agree that all rights under Section 1542 of the Civil Code of the State of California are hereby waived. Section 1542 provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or settlement with the debtor or released party.

10.General Release of All Claims: Except as otherwise specifically stated in paragraph 12 of this Agreement:

a.You, in exchange for the Company’s payments and other Consideration as set forth in this Agreement, release the Company, and its current and former parents, subsidiaries, affiliates, predecessors, successors and assigns, and its and their officers, directors, trustees, employees, representatives, agents, and trustees of any benefit funds administered on their behalf (hereinafter collectively referred to as “Releasees”), from any and all claims that may legally be waived by private agreement, known or unknown, including but not limited to those related to your employment or otherwise, from the beginning of time through the date that you sign this Agreement.

b.You understand and agree that you are releasing Releasees from any and all claims that may legally be waived by private agreement, including but not limited to claims for breach of contract, retaliation or whistleblowing, personal injury, wages, benefits, defamation, wrongful discharge, and any and all claims based on any oral or written agreements or promises, whether arising under statute (including, but not limited to, claims arising under the Employee Retirement Income Security Act of 1974; the Equal Pay Act; the Family and Medical Leave Act; the Genetic Information Non-Discrimination Act; the Occupational Safety and Health Act; the

National Labor Relations Act; the Worker Adjustment and Retraining Notification Act; the Consolidated Omnibus Budget Reconciliation Act; and any other federal, state, local or foreign laws or regulations, all as amended), executive or court order, contract (express or implied), constitutional provision, common law, tort, public policy or otherwise, from the beginning of time through the date that you sign this Agreement.

c.You understand and agree that you are also releasing Releasees from any and all claims that may legally be waived by private agreement, including but not limited to claims for retaliation, discrimination and/or harassment in employment on the basis of race, color, creed, religion, national origin, alienage or citizenship, gender, sexual orientation, disability, genetic information, marital status, veteran’s status and any other protected grounds, including, but not limited to, any and all rights and claims you may have arising under Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Age Discrimination in Employment Act of 1967; the California Fair Employment and Housing Act; and any other federal, state, local or foreign laws or regulations, all as amended, from the beginning of time through the date that you sign this Agreement.

11.No Claims Filed: Except as otherwise provided in paragraph 12 of this Agreement, you shall not file any action, suit, charge, complaint, claim, grievance, demand for arbitration or other proceeding against any of Releasees, either individually or as a member of a class in any class or collective action, in any court or other forum with regard to any claim, demand, liability, obligation or matter that have been released by this Agreement. Except as otherwise provided in paragraph 12 of this Agreement, you hereby represent that no action, suit, charge, complaint, claim, grievance, demand for arbitration or other proceeding is pending against any of Releasees in any court or other forum relating directly or indirectly to your employment with the Company, separation from employment, or otherwise.

12.No Interference with Rights: The Parties agree that nothing in this Agreement shall be construed to prohibit you from challenging illegal conduct and/or engaging in protected and/or concerted activity, including without limitation filing a charge or complaint with, and/or participating in any investigation or proceeding conducted by, the National Labor Relations Board, the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the Occupational Safety and Health Administration, and/or any other federal, state or local government agency. Further, the Parties agree that nothing in this Agreement shall be construed or deemed to interfere with any protected right to file a charge or complaint with any applicable federal, state or local governmental administrative agency charged with enforcement of any law, or with any protected right to participate in an investigation or proceeding conducted by such administrative agency, or to recover any award offered by such administrative agency associated with such charge or complaint. However, by signing this Agreement you understand that you are waiving your right to receive individual relief (including without limitation back pay, front pay, reinstatement or other legal or equitable relief) based on claims asserted in any such charge or complaint, except where such a waiver is prohibited and except for any right you may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency. You understand that your release of claims as contained in this Agreement do not extend to any rights you may have under any laws governing the filing of claims for COBRA, unemployment, disability insurance and/or workers’ compensation benefits. You further understand that nothing herein shall be construed to prohibit you from: (a) challenging the Company’s failure to comply with its promises under this Agreement; (b) asserting your right to any vested benefits to which you are entitled pursuant to the terms of the applicable plans and/or applicable law; and, (c) asserting any claim that cannot lawfully be waived by private agreement, (d) exercising your rights under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees; and/or (e) asserting any claim that may arise after the date this Agreement was signed.

13.Confidential Information and Return of Company Property:

a.You agree that you shall remain bound by your obligations and all of the terms under the Employee Confidentiality and Invention Assignment Agreement (the “NDA”) which you signed on September 16, 2019, and the terms of which shall continue in full force and effect. Except as otherwise provided in paragraphs 12 and 13 of this Agreement, you agree that you shall not retain, use and/or disclose any confidential and/or proprietary information you learned or acquired while employed by the Company, including, but not limited to, personnel and compensation information other than your own (including with respect to information about the hiring of recruitment of prospective employment candidates of the Company); financial information and data; technical data and information; programmatic and operational information; client identities and information; marketing and/or expansion plans, data and information; recipes; business information; strategy; research; information related to the Company’s computer and/or communications systems; and/or information the nature of which would commonly be reasonably understood to be confidential (“Confidential and Proprietary Information”), except as required by law, including to any of your former employers prior to your employment with the Company. You further promise that you shall not directly or indirectly use, disclose, reproduce, sell, retain, remove from the premises, make available to any other person or entity, or use for your own or for any other person or entity’s benefit, any portion of the Confidential and Proprietary Information. You also promise that you shall not use any such Confidential and Proprietary Information to damage the Company, its interests or its clients, or any other person or entity with which the Company does business.

b.You certify that (i) to the best of your knowledge, you have returned any and all property belonging to the Company and/or any of its affiliated entities, except for your Company issued laptop which the Company is allowing you to keep provided that you delete all Confidential and Proprietary Information from said laptop, (ii) you have permanently deleted all Confidential and Proprietary Information from your home and/or personal computer drives and from any other personal electronic, digital or magnetic storage devices, and (iii) you will remain in strict compliance with the NDA, as well as your obligations under any applicable Company policies, including without limitation those restricting the use of Confidential and Proprietary Information, prohibiting conflicts of interest, prohibiting solicitation of employees or customers, prohibiting competition, and assigning intellectual property rights. The Company certifies that to the best of its knowledge except for your Company issued laptop, you have no property belonging to the Company.

c.Notwithstanding your confidentiality and non-disclosure obligations in this Agreement and otherwise, you understand that as provided by the Federal Defend Trade Secrets Act, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

d.Notwithstanding your confidentiality and non-disclosure obligations in this Agreement and in your NDA, you can provide confidential information to government agencies without risk of being held liable for liquidated damages or other financial penalties.

14.Confidentiality of Agreement: You agree that the terms of this Agreement are confidential. Except as otherwise provided in paragraph 12 of this Agreement, you shall keep the terms of this Agreement strictly confidential and shall not tell anyone, including but not limited to any current, former or future employees and/or clients of the Company, and/or the press or media, about the existence of this Agreement or disclose any information contained herein, whether verbally, in a written publication, and/or electronically. Notwithstanding the foregoing, you may disclose such information to your immediate adult family members, lawyer, financial advisor, and/or as required by law in connection with a legal proceeding and/or governmental investigation. If you do tell your immediate adult family members, lawyer, and/or financial advisor about this Agreement or its contents, you must immediately instruct the person to whom the disclosure is made that the information disclosed must be kept strictly confidential and you shall be responsible for any breaches of confidentiality by such persons.

15.No Negative Statements: Except as otherwise provided in paragraph 12 of this Agreement, you agree that you shall not make, directly or indirectly, to any person or entity, including but not limited to the Company’s present, future, and/or former employees or clients, the Company’s Board members, any of your prior or future employers and/or the press or media, any negative or disparaging oral, written and/or electronic statements about Releasees or your employment with and/or separation from employment with the Company, or do anything which damages Releasees or any of its and/or their services, reputation, good will, financial status, or business or client relationships. Nothing in this paragraph shall preclude you from testifying honestly if required by law to testify in a proceeding or from participating fully in a governmental investigation. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

16.Nonadmission of Wrongdoing: By entering into this Agreement, neither of the Parties admits, and each specifically denies, any liability, wrongdoing or violation of any law, statute, regulation, agreement or policy, and it is expressly understood and agreed that this Agreement is being entered into solely for the purpose of amicably resolving any and all matters in controversy, disputes, causes of action, claims, contentions and differences of any kind whatsoever between the Parties.

17.Changes to the Agreement: This Agreement may not be changed unless the changes are in writing and signed by you and the Chief Executive Officer of the Company, or his/her designee or successor.

18.Applicable Law: This Agreement shall be interpreted, enforced and governed under the laws of the state of California, and, with regard to paragraph 21 of this Agreement, under the Federal Arbitration Act.

19.Severability: The Parties agree that in the event that any provision of this Agreement is declared to be invalid or unenforceable, the Agreement shall be reformed by the court so that it is enforceable to the maximum extent permitted by law, and that nothing shall invalidate or render unenforceable the remaining provisions of this Agreement, which shall remain in full force and effect to the fullest extent permitted by law.

20.Entire Agreement: This Agreement contains the entire agreement between you and the Company and supersedes and replaces any prior agreements or understandings between you and the Company regarding your separation from the Company. For the avoidance of doubt, the following remain in full force and effect (i) your obligations under the NDA, which shall continue in full force and effect, and shall be incorporated as part of this Agreement and (ii) the parties agreement to arbitrate pursuant to the Mutual Agreement to Arbitrate Disputes signed by you on September 16, 2019.

21.Arbitration of Disputes:
a.Without in any way affecting the terms of paragraph 10 of this Agreement, you and the Company agree that you hereby waive your right to a trial by a court or jury, and that any of the following types of disagreements, disputes or claims shall be resolved exclusively by binding arbitration by a single arbitrator in or near the city and in the state where you are currently employed or will be last employed by the Company (unless the parties jointly agree otherwise) in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the matter:

i.those arising out of or relating to the validity of this Agreement or how it is interpreted or implemented, provided that the resolution of any disagreement related to your eligibility for fringe benefits shall be subject to the terms of the benefit plans and the substantive provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA”).

a.Both you and the Company agree to bring any dispute covered by this paragraph 21 in arbitration on an individual basis only, and not on a class or collective basis on behalf of others. There will be no right or authority for any dispute to be brought, heard or arbitrated as a class or collective action, or as a member in any such class or collective proceeding and the and the arbitrator will have no authority to preside over any class and/or collective action (“Class Action Waiver”). The foregoing provisions of this paragraph 21 shall not be construed to limit the Company's right to obtain relief under the following provisions of this paragraph relating to equitable remedies with respect to any matter or controversy subject to paragraphs 13, 14, 15 and 16 of this Agreement, and, pending a final determination by the arbitrator with respect to any such matter or controversy, the Company shall be entitled to obtain any such relief by direct application to state, federal, or other applicable court, without being required to first arbitrate such matter or controversy.

i.You agree and acknowledge that the covenants contained in paragraphs 13, 14, 15 and 16 of this Agreement are reasonable and necessary for the protection of the Company’s legitimate business interests, and that you fully understand and freely enter into these covenants. You further acknowledge and agree that the Company would be irreparably injured by a violation by you of paragraphs 13,

14, 15 and/or 16, and you agree that in the event of any such breach or threatened breach, the Company shall, in addition to any other remedies available to it, be entitled to: (i) a temporary restraining order and/or preliminary and/or permanent injunction, or other equivalent relief, restraining you from any actual or threatened breach of paragraphs 13, 14, 15 and/or 16, and (ii) recover damages from you, plus reasonable attorneys’ fees and costs.

ii.If any court or other tribunal refuses to enforce any of the covenants contained in paragraphs 13, 14, 15 and/or 16 of this Agreement, any such covenant shall be deemed amended to the extent (but only to the extent) required by law to permit its enforceability hereunder.

22.Acknowledgment: By signing this Agreement, you acknowledge that:

a.You have carefully read, and understand, this Agreement;

b.By this provision in the Agreement, you have been advised to consult with an attorney and/or any other advisors of your choice before signing this Agreement;

c.You understand that this Agreement is legally binding and, except as otherwise provided in paragraph 12 of this Agreement, by signing it you give up certain rights, including your right to pursue any claims you had, have or may have had against Releasees;

d.You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it;

e.You have not relied upon any representation, statement or omission made by any of the Company’s agents, attorneys or representatives with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those expressly stated in this Agreement;

f.Except as otherwise provided in paragraph 12 of this Agreement, you have knowingly and voluntarily released Releasees from any and all claims you may have, known or unknown, in exchange for the payments and other Consideration you obtained by signing this Agreement, and acknowledge that these payments and other Consideration are in addition to any that you would have otherwise received if you did not sign this Agreement;
g.This Agreement does not waive any rights or claims that may arise after you sign this Agreement; and,

h.You may not sign this Agreement prior to the Separation Date. If you sign this Agreement prior to the Separation Date, this Agreement will immediately be null and void.

23.Return of Signed Agreement: You shall have until February 22, 2023 to review and consider the terms herein and consult with an attorney if you so choose. If you do not sign the Agreement on or before February 22, 2023 after your receipt of this Agreement, this Agreement shall be deemed revoked, null, void and of no effect, and you shall have no entitlement to the Consideration as set forth in this Agreement.

24.Revocation Period and Effective Date: You have seven (7) calendar days from the date you sign this Agreement to change your mind and revoke this Agreement. If you do not advise the Company in writing within seven (7) calendar days after signing that you have revoked this Agreement, this Agreement upon signing by the Company shall be effective, enforceable and binding on all Parties on the eighth (8th) calendar day after you sign this Agreement (the “Effective Date”). If you change your mind and wish to revoke your assent to this Agreement, you must send written notice of your decision via email to Adrienne Gemperle (Adrienne.Gemperle@sweetgreen.com), or to her designee or successor, so that Ms. Gemperle receives your revocation no later than the seventh (7th) calendar day after you originally signed this Agreement. The Parties understand that the Company shall not be required to make payments or provide the consideration set forth in this Agreement unless this Agreement becomes effective.

Sweetgreen, Inc.

By: /s/ Jonathan Neman 2/13/2024
Name: Jonathan Neman Date
Title: Chief Executive Officer

/s/ Jim McPhail 2/13/2024
JIM MCPHAIL Date